Exhibit 99.1

MOD-PAC CORP. Reports 2007 Fourth Quarter and Year End Financial Results

  Fourth quarter sales increased 3% to $12.9 million
  Print services sales up 29% to $2.0 million in the quarter
  Fourth quarter net loss of $1.0 million compared with $0.6 million in previous year; adjusted for atypical charges, quarterly net loss was $0.4 million
  Significant focus on cost reduction activities

BUFFALO, N.Y.--(BUSINESS WIRE)--MOD-PAC CORP. (NASDAQ: MPAC), an on demand commercial printer and manufacturer of custom paper board packaging, today reported revenue of $12.9 million for the fourth quarter of 2007, which ended December 31, 2007, up 2.8% compared with revenue of $12.6 million in the fourth quarter of 2006. For the full fiscal year, revenue was $48.2, up 3.5% compared with $46.6 million for fiscal 2006.

Loss from operations was $0.92 million for the fourth quarter of 2007 compared with a loss of $0.83 million in the prior year fourth quarter. Loss from operations for 2007 was $5.4 million compared with a loss of $5.2 million in 2006. Results include $0.14 million and $0.44 million in charges related to cost reduction efforts for the fourth quarter and full year, respectively. The fourth quarter also had $0.22 million in additional depreciation expense related to the reduction in useful lives of certain software assets. Excluding the severance costs and incremental depreciation expense, Adjusted Operating Loss for the fourth quarter of 2007 was $0.55 million, a $0.28 million improvement compared with GAAP operating loss of $0.83 million in the fourth quarter of 2006. Excluding the same atypical expenses from 2007 loss from operations, Adjusted Operating Loss was $4.72 million, a $0.44 million improvement over the previous year’s loss from operations.

Mr. Daniel G. Keane, President and CEO of MOD-PAC CORP., commented, “We are implementing an aggressive plan to reduce our cost structure by restructuring our operations, tightening management of labor cost, improving inventory management, enhancing productivity in operations, heightening controls on equipment and facility maintenance programs, reducing paperboard waste and improving recycling efforts. We have also made a concerted effort to minimize inflationary impact on variable cost for the upcoming year. Our objective is to drive a leaner organization with a lower cost structure, while at the same time continuing to grow our sales levels, in order to more quickly return to profitability.”

Fourth Quarter and Year-End Sales Review

  Sales of folding cartons, which include custom folding cartons and stock boxes, were $10.8 million in the fourth quarter of 2007, down slightly from $10.9 million in the fourth quarter of 2006. Custom folding carton sales were $7 million and $29 million for the fourth quarter and full year, respectively, down 1.7% and relatively flat with the respective periods in 2006. Stock box sales were $3.9 million and $10.9 million for the fourth quarter and full year, respectively, also relatively flat with the prior year’s respective periods.
  Fourth quarter print services sales, which includes commercial print and personalized print services, were up 29% to $2.0 million compared with $1.5 million in the same period the prior year. The increase was primarily a result of higher commercial print sales of $0.9 million, a 96% increase compared with sales of $0.5 million in the fourth quarter of 2006 driven by the addition of direct mail services. For the fiscal year, commercial print sales grew to $3.1 million, a 115% increase from sales of $1.4 million in 2006 with direct mail services contributing $1.4 million of the increase.
  Personalized print sales decreased slightly for both the fourth quarter and full year to $1.1 million and $4.7 million, respectively. Internet-based sales were down 14% in the fourth quarter due to seasonality to $0.29 million. Internet-based sales for 2007 grew to $1.8 million, a 9% increase compared with $1.6 million in 2006. MOD-PAC supplies several internet stores with personalized print products.

Mr. Daniel G. Keane, President and CEO of MOD-PAC CORP., commented, “Sales of our custom folding carton product line fluctuated quarter-to-quarter this year, with orders from two of our large accounts significantly below 2006’s levels due to various market driven factors and production slow-downs at their operations. These declines were offset by new customer accounts and increased orders from other existing customer accounts.

“Regarding commercial print services, our direct mail service is a major contributor to improving sales. Our focus is on maximizing the opportunities available in this segment. We invested in additional equipment in preparation to service additional upcoming sales opportunities. We are aggressively pursuing new customers that use commercial print and direct mail services. We are also pursuing cross-sell opportunities within our existing customer base as well as continuing to serve existing customers.”

Fourth Quarter and Year-End Operating Results

Gross margin was 11.8% in the fourth quarter of 2007 compared with 11.4% in the same period the prior year and up sequentially from 8.1% in the third quarter of 2007. Lower repair costs and depreciation expense were partially offset by higher paperboard costs and direct labor related costs year-over-year. The fourth quarter improvement compared with the third quarter of 2007 was a result of lower direct labor and repair costs. Full year gross margin for both 2007 and 2006 was 9.3%, with improvements in yield and lower depreciation expense being offset by higher labor, repair, paperboard and utility costs.

Selling, general and administrative (SG&A) expenses were $2.4 million, or 18.8% of revenue, in the fourth quarter of 2007 compared with $2.3 million, or 17.9% of revenue, in the same period the prior year. As previously mentioned, included in fourth quarter SG&A was $0.14 million in severance costs associated with workforce reductions and approximately $0.22 million of incremental depreciation related to the reduction in useful lives of certain software assets. SG&A for 2007 was $9.9 million compared with $9.5 million in 2006. Included in full year 2007 SG&A was $0.44 million in costs associated with workforce reduction and the incremental depreciation charge in the fourth quarter. Excluding the atypical charges, SG&A was lower than the prior year due to lower advertising expense, option expense and bad debt reserve, partially offset by higher wages due to the increased number of employees from the DDM asset purchase in the second quarter of 2007. The Company expects to realize approximately $1.2 million in annual cost savings as a result of the workforce changes.

Adjusted earnings before interest, taxes, depreciation, amortization, non-cash option expenses and non-cash asset impairment charges (Adjusted EBITDA) was $0.49 million in the fourth quarter of 2007 compared with $0.47 million in the fourth quarter of 2006 and negative $0.29 million in the third quarter of 2007. The asset impairment charges were for goodwill impairment relating to an acquisition made by the Company many years ago and a plant and equipment impairment. Adjusted EBITDA for the full year 2007 was negative $0.18 million compared with a positive $0.31 million in 2006.

Net loss for the fourth quarter of 2007 was $1.0 million, or $0.29 per diluted share, compared with $0.56 million, or $0.16 per diluted share, for the fourth quarter of 2006. Net loss for 2007 was $4.1 million, or $1.19 per diluted share, compared with $3.4 million, or $1.00 per diluted share, for 2006. Adjusted for income tax, net loss, without impairment expense, severance cost and the incremental depreciation expense (Adjusted Net Loss), was $0.4 million and $3.3 million for the fourth quarter and full year of 2007, respectively, both improved from the prior year.

The Company believes that, when used in conjunction with GAAP measures, Adjusted EBITDA, Adjusted Operating Loss and Adjusted Net Loss, which are non-GAAP measures, helps in the understanding of its operating performance. (See reconciliation of Net Loss to Adjusted EBITDA, Operating Loss to Adjusted Operating Loss, and Net Loss to Adjusted Net Loss in the attached tables.)

Liquidity

Cash, cash equivalents and temporary investments were $0.10 million at December 31, 2007, down from $0.27 million at September 29, 2007, and from $3.44 million at December 31, 2006. The line of credit balance at December 31, 2007 was $0.4 million, down from $1.8 million at September 29, 2007.

Capital expenditures for 2007 were $2.7 million, including $0.8 million related to the DDM asset purchase, compared with $1 million for 2006. Capital expenditures increased over 2006 primarily to support anticipated print services opportunities. Depreciation and amortization was approximately $5.0 million for both 2006 and 2007. As mentioned previously, $0.22 million of additional depreciation was recognized in the fourth quarter of 2007 related to the reduction in useful life of certain software assets.

The lower cash, cash equivalents and temporary investments, along with the increase in debt under the line of credit, were primarily the result of capital expenditures, including the acquisition of DDM assets, and higher working capital requirements.

Throughout 2007, the Company had access to an $8.0 million committed line of credit with a commercial bank. As the fourth quarter of 2007 ended, it was determined that the Company would violate its financial covenants at year end. The Company’s commercial bank has granted a waiver for the covenant violations. In addition, the Company has executed an amendment to the credit agreement which lowers the committed line of credit to $5.0 million, in order to reduce costs, and also to change the financial covenants for 2008 and 2009 to more favorable levels.

In addition to the $0.4 million drawn on the Company’s committed line of credit at year end, an additional $0.25 million was in use through standby letters of credit. Also, the Company separately financed the purchase of certain equipment in the fourth quarter of 2007 in the amount of $0.17 million, and has a commitment to finance, in the first quarter of 2008, the purchase of certain equipment delivered at the end of the fourth quarter, in the amount of $0.29 million. The Company believes that cash, cash equivalents and the line of credit are sufficient to meet requirements in 2008.

There were no share repurchases by the Company during 2007. MOD-PAC has authorization to repurchase 100,885 shares.

Outlook

Mr. Daniel G. Keane, President and CEO of MOD-PAC CORP., continued, “Although sales growth was only moderate in 2007, we did make progress on a number of fronts this past year. We put a number of cost saving initiatives in place that we believe will improve our cost structure in 2008. On the sales front, we have reorganized our sales team eliminating some positions while bringing on new people with specific experience in the commercial print services market. Custom folding cartons is actively pursuing prospects by expanding the creative, innovative type products we provide. We are driving costs down while working to grow sales across our core product lines.”

Webcast and Conference Call

The release of the financial results will be followed today by a company-hosted teleconference at 10:30 am ET. During the teleconference, Daniel G. Keane, President and CEO, and David B. Lupp, Chief Financial Officer will review the financial and operating results for the period. A question-and-answer session will follow.

The MOD-PAC conference call can be accessed the following ways:

  The live webcast can be found at http://www.modpac.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.
  The teleconference can be accessed by dialing (201) 689-8562 and requesting Conference ID Number 268533 approximately 5 - 10 minutes prior to the call.

The archived webcast will be at http://www.modpac.com. A transcript will also be posted once available. A replay can also be heard by calling (201) 612-7415 and entering conference ID number 268533 and account number 3055. The telephonic replay will be available through Thursday, February 14, 2008 at 11:59 p.m. ET.

ABOUT MOD-PAC CORP.

MOD-PAC CORP. is a high value-added, on demand print services firm operating a unique low-cost business model. MOD-PAC leverages its capabilities to innovate and aggressively integrate technology into its marketing, order in-take and production operations to provide economically-priced, short run, on demand, full-color commercial and folding carton print products and services. MOD-PAC, through its large, centralized facility, has captured significant economies of scale by channeling large numbers of small-to-medium-sized print orders through its operations. With its recent asset acquisition, MOD-PAC has added data management and large volume direct mail and postal services to its service capabilities.

MOD-PAC’s key differentiator is its success at being a just-in-time producer of short-run, quality on demand print products. Through its lean manufacturing processes coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with short turn around times relative to industry standards. MOD-PAC’s strategy is to expand its market share by leveraging its capabilities and expanding its service offering to capture a greater share of the print value chain to meet the growing customized needs of its customers.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com

Safe Harbor Statement: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC’s annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

MOD-PAC CORP.
CONSOLIDATED INCOME STATEMENT DATA
(unaudited)

(in thousands except per share data)
	Three months ended		Year Ended
	12/31/2007	12/31/2006	12/31/2007	12/31/2006
Revenue
Product sales	$12,821	$12,456	$47,670	$46,015
Rent	122	129	520	544
Total Revenue	12,943	12,585	48,190	46,559
Cost of products sold	11,418	11,155	43,725	42,243
Gross profit	1,525	1,430	4,465	4,316
Gross profit margin	11.8%	11.4%	9.3%	9.3%
Selling, general and administrative expense	2,439	2,258	9,850	9,479
Loss from operations	(914)	(828)	(5,385)	(5,163)
Operating profit margin	-7.1%	-6.6%	-11.2%	-11.1%
Interest expense, net	54	16	184	105
Other (expense) income	(378)	24	(389)	82
Loss before taxes	(1,346)	(820)	(5,958)	(5,186)
Income tax benefit	(336)	(260)	(1,857)	(1,755)
Net loss	$(1,010)	$(560)	$(4,101)	$(3,431)

Basic loss per share:	$(0.29)	$(0.16)	$(1.19)	$(1.00)
Diluted loss per share:	$(0.29)	$(0.16)	$(1.19)	$(1.00)

Weighted average diluted shares outstanding	3,452	3,510	3,450	3,504
MOD-PAC CORP.
PRODUCT LINE REVENUE DATA
(unaudited)
($, in thousands)
	Three Months Ended		%	Year Ended		%	2007
	12/31/2007	12/31/2006	change	12/31/2007	12/31/2006	change	% of Total
FOLDING CARTONS
Custom Folding Cartons	$6,977	$7,098	-1.7%	$29,008	$28,975	0.1%	60.8%
Stock Box	3,870	3,826	1.2%	10,865	10,780	0.8%	22.8%
Folding Cartons Subtotal	10,847	10,924	-0.7%	39,873	39,755	0.3%	83.6%

PRINT SERVICES
Commercial Printing	927	472	96.4%	3,098	1,439	115.3%	6.5%
Personalized Printing	1,047	1,060	-1.2%	4,699	4,821	-2.5%	9.9%
Print Services Subtotal	1,974	1,532	28.9%	7,797	6,260	24.6%	16.4%

Total Product Revenue	$12,821	$12,456	2.9%	$47,670	$46,015	3.6%	100.0%
MOD-PAC CORP.
CONSOLIDATED BALANCE SHEET DATA

(in thousands)
	12/31/2007	12/31/2006
	(unaudited)
ASSETS:
Cash and cash equivalents	$98	$2,444
Temporary investments	-	1,000
Trade accounts receivable:
Customers	4,332	4,078
Allowance for doubtful accounts	(76)	(74)
Net trade accounts receivable	4,256	4,004
Inventories:
Finished goods	2,214	1,556
Work in progress	118	136
Raw materials	1,209	1,543
	3,541	3,235
Refundable income taxes	-	685
Prepaid expenses	259	449
Total current assets	8,154	11,817

Property, plant and equipment, at cost	67,812	65,391
Less accumulated depreciation and amortization	(44,488)	(39,654)
Net property, plant and equipment	23,324	25,737
Other assets	1,316	1,452
Total assets	$32,794	$39,006

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current maturities of long-term debt	$48	$37
Accounts payable	2,912	3,872
Accrued expenses	815	1,048
Total current liabilities	3,775	4,957

Line of credit	400	-
Long-term debt	2,050	1,931
Other liabilities	269	31
Deferred income taxes	499	2,426
Shareholders' equity	25,801	29,661
Total liabilities and shareholders' equity	$32,794	$39,006
MOD-PAC CORP.
CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
(in thousands)
	Year Ended
	12/31/2007	12/31/2006
Cash Flows from Operating Activities:
Net loss	$(4,101)	$(3,431)
Adjustments to reconcile net loss to net cash (used in)
provided by operating activities:
Depreciation and amortization	4,970	5,011
Provision for doubtful accounts	61	131
Stock option compensation expense	209	378
Deferred compensation	-	(32)
Deferred income taxes	(1,867)	(1,031)
Asset impairment charges	416	-
Loss on disposal of assets	59	-
Cash flow from change in operating assets and liabilities:
Accounts receivables	(313)	248
Inventories	(306)	(347)
Prepaid expenses	190	(26)
Other liabilities	238	(365)
Accounts payable	(961)	383
Refundable income taxes	625	525
Accrued expenses	(233)	(648)
Net cash (used in) provided by operating activities	$(1,013)	$796

Cash Flows from Investing Activities
Proceeds from sale of assets	$52	$-
Decrease in temporary investments	1,000	1,700
Change in other assets	(60)	(219)
Capital expenditures	(1,900)	(1,028)
Acquisition of DDM assets	(947)	-
Net cash (used in) provided by investing activities	$(1,855)	$453

Cash Flows from Financing Activities
Principal payments on long-term debt	$(38)	$(88)
Increase in line of credit	400	-
Proceeds from loan	168	-
Proceeds from issuance of stock	32	105
Deferred financing fees	$(40)	$-
Net cash provided by financing activities	$522	$17

Net change in cash and cash equivalents	(2,346)	1,266

Cash and cash equivalents at beginning of year	2,444	1,178
Cash and cash equivalents at end of year	$98	$2,444
MOD-PAC CORP.
Reconciliation between GAAP Net Loss and Adjusted EBITDA

(in thousands)	Three Months Ended		Year Ended
	12/31/2007	12/31/2006	12/31/2007	12/31/2006

GAAP Net Loss	($1,010)	($560)	($4,101)	($3,431)

Interest	54	16	184	105
Asset impairment charges	416	-	416	-
Taxes	(336)	(260)	(1,857)	(1,755)
Depreciation and amortization	1,325	1,219	4,970	5,011
Stock-based compensation	44	59	209	378

Adjusted EBITDA	$493	$474	($179)	$308

Adjusted EBITDA = earnings before interest, taxes, depreciation and amortization, non-cash option expense and non-cash asset impairment charges.
MOD-PAC CORP.
Reconciliation of GAAP Operating Loss to Adjusted Operating Loss

(in thousands)	Three Months Ended		Year Ended
	12/31/2007	12/31/2006	12/31/2007	12/31/2006
GAAP Operating Loss	$(914)	$(828)	$(5,385)	$(5,163)

Workforce reduction charges	138	-	438	-
Additional depreciation expenses
software assets	223	-	223	-

Adjusted Operating Loss	$(553)	$(828)	$(4,724)	$(5,163)
MOD-PAC CORP.
Reconciliation of GAAP Net Loss to Adjusted Net Loss

(in thousands)	Three Months Ended		Year Ended
	12/31/2007	12/31/2006	12/31/2007	12/31/2006
GAAP Net Loss	$(1,010)	$(560)	$(4,101)	$(3,431)

Asset impairment	382	-	382	-
Workforce reduction charges	91	-	289	-
Additional depreciation expenses
software assets	147	-	147	-

Adjusted Net Loss	$(390)	$(560)	$(3,283)	$(3,431)

CONTACT:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
Dpawlowski@keiadvisors.com